FOR IMMEDIATE RELEASE

Alpha Announces Third Quarter 2021 Results

•Reports net income from continuing operations of $83.7 million for the third quarter 2021
•Posts Adjusted EBITDA of $148.2 million for the third quarter 2021
•Nearly triples Met segment gross margin per ton quarter over quarter
•Increases Met realizations by 134% quarter over quarter on export tons tied to Australian indices
•Proactively reduces long-term debt and legacy obligations by over $75 million in third quarter, including early prepayments and repurchases
•Introduces guidance for 2022

BRISTOL, Tenn., November 5, 2021 - Alpha Metallurgical Resources, Inc. (NYSE: AMR), a leading U.S. supplier of metallurgical products for the steel industry, today reported results for the third quarter ending September 30, 2021.

	(millions, except per share)
	Three months ended
	Sept. 30, 2021	June 30, 2021	Sept. 30, 2020
Net income (loss)(2)	$83.7	$(18.6)	$(68.5)
Net income (loss)(2) per diluted share	$4.43	$(1.01)	$(3.74)
Adjusted EBITDA(1)	$148.2	$39.9	$12.4
Operating cash flow(3)	$96.0	$(6.3)	$(5.9)
Capital expenditures(3)	$(22.3)	$(17.6)	$(27.8)
Tons of coal sold(2)	4.7	4.0	4.0
__________________________________
1. These are non-GAAP financial measures. A reconciliation of Net Income to Adjusted EBITDA is included in tables accompanying the financial schedules.
2. From continuing operations.
3. Includes discontinued operations.

"We have consistently reiterated that Alpha is well-positioned to capitalize on market opportunities and this quarter's outstanding performance is proof of our ability to deliver on those high expectations," said David Stetson, Alpha's chair and chief executive officer. "Additionally, we made meaningful progress on our commitment to deleveraging the company by reducing our overall long-term debt and legacy obligations by more than $75 million during the quarter. We expect to continue this positive momentum to create value for our shareholders, and we look forward to what we believe will be a productive and successful 2022."

Financial Performance

Alpha reported net income from continuing operations of $83.7 million, or $4.43 per diluted share, for the third quarter 2021. In the second quarter 2021, the company had a net loss from continuing operations of $18.6 million or $1.01 per diluted share.

Total Adjusted EBITDA was $148.2 million for the third quarter, compared with $39.9 million in the second quarter 2021.

Coal Revenues

	(millions)
	Three months ended
	Sept. 30, 2021	June 30, 2021
Met Segment	$625.4	$376.8
All Other	$21.7	$16.6

Met Segment (excl. freight & handling)(1)	$497.2	$312.5
All Other (excl. freight & handling)(1)	$21.7	$16.5

Tons Sold	(millions)
	Three months ended
	Sept. 30, 2021	June 30, 2021
Met Segment	4.4	3.7
All Other	0.3	0.3

__________________________________
1. Represents Non-GAAP coal revenues which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Coal Sales Realization(1)

	(per ton)
	Three months ended
	Sept. 30, 2021	June 30, 2021
Met Segment	$113.51	$83.38
All Other	$62.43	$60.45
__________________________________
1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

In the third quarter our net realized pricing for the Met segment was $113.51, while net realization in the All Other category was $62.43.

"As expected, third quarter met export realizations came in strong thanks to the robust market and the outstanding work of our sales team to capitalize on it," said Andy Eidson, Alpha's president and chief financial officer. "The vast midyear improvement in the Australian indices is now evident in our financial performance, with third quarter realizations on export tons tied to Aussie indices up $91.10, or 134%, from second quarter levels. Realizations for export tons priced against other mechanisms were up $23.64, or 23%, from second quarter realizations."

The table below provides a breakdown of our Met segment coal sold in the third quarter by pricing mechanism.

	(in millions, except per ton data)
Met Segment Sales	Three months ended Sept. 30, 2021
	Tons Sold	Coal Revenues	Realization/ton(1)	% of Met Tons Sold
Export - Other Pricing Mechanisms	2.2	$274.3	$125.44	56%
Domestic	1.0	$89.2	$86.05	27%
Export - Australian Indexed	0.7	$106.1	$158.87	17%
Total Met Coal Revenues	3.9	$469.7	$120.68	100%
Thermal Coal Revenues	0.5	$27.5	$56.38
Total Met Segment Coal Revenues (excl. freight & handling)(1)	4.4	$497.2	$113.51
__________________________________
1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Cost of Coal Sales

	(in millions, except per ton data)
	Three months ended
	Sept. 30, 2021	June 30, 2021
Cost of Coal Sales	$488.2	$346.8
Cost of Coal Sales (excl. freight & handling/idle)(1)	$352.1	$273.8

	(per ton)
Met Segment(1)	$76.62	$69.94
All Other(1)	$47.47	$42.77

__________________________________
1. Represents Non-GAAP cost of coal sales and Non-GAAP cost of coal sales per ton which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

"In higher pricing environments, costs of coal sales increase due to a number of factors outside our direct control, including royalties and taxes," said Jason Whitehead, executive vice president and chief operating officer. "Similar to many other companies, we're also experiencing some inflationary pressure with the cost of materials increasing. Despite these challenges, I'm proud of our operations teams for remaining disciplined and continuing to manage the costs we can control."

In the third quarter, the company's Met segment cost of coal sales increased to an average of $76.62 per ton as compared to $69.94 per ton in the prior quarter. Cost of coal sales for the All Other category increased to $47.47 in the third quarter from a second quarter average cost of $42.77 per ton.

Liquidity and Capital Resources

"Beyond Alpha's very positive revenue results, we reduced our long-term debt and legacy obligations by over $75 million during the third quarter," said Eidson. "In addition to $6.6 million in scheduled long-term principal payments for the quarter, we elected to make a voluntary prepayment of $31.0 million in principal on the term loan, and we repurchased, at a discount, roughly $18.7 million in outstanding principal borrowings from existing lenders. Coupled with the previously-announced $21.2 million payment in July to extinguish the reclamation funding obligations with the West Virginia Department of Environmental Protection (WVDEP), these actions should serve as a roadmap for what shareholders can expect from us in the coming quarters as we continue strengthening our balance sheet."

"Subsequent to the quarter end, we made an early payment of $4 million to the WVDEP eliminate the legacy obligations related to water treatment in West Virginia. Additionally, we made a payment of $3.3 million to fully satisfy the remaining legacy reclamation funding and water treatment obligations owed to the State of Kentucky. This follows our early extinguishment of the West Virginia reclamation funding obligations that was announced last quarter. These examples further demonstrate our strong commitment to debt reduction and deleveraging the company," Eidson said.

Cash provided by operating activities for the third quarter of 2021 was $96.0 million, which includes the receipt of the $70 million tax refund and related interest, compared to the prior period in which cash used in operating activities was $6.3 million. Cash provided by operating activities includes discontinued operations. Third quarter 2021 capital expenditures were $22.3 million compared to $17.6 million in capital expenditures in the second quarter.

As of September 30, 2021, Alpha had $78.3 million in unrestricted cash and $121.7 million in restricted cash, deposits and investments. Total long-term debt, including the current portion of long-term debt as of September 30, 2021, was $505.2 million. At the end of the third quarter, the company had total liquidity of $183.3 million, which represents an increase of 38% compared to our total liquidity at the end of the second quarter, including cash and cash equivalents of $78.3 million and $105.0 million of unused availability under the Asset-Based Revolving Credit Facility (ABL). The future available capacity under the ABL is subject to inventory and accounts receivable collateral requirements and the maintenance of certain financial ratios. As of September 30, 2021, the company had no borrowings and $120.0 million in letters of credit outstanding under the ABL.

Operational Update and Planned 2022 Investments

"Alpha's exceptional third quarter performance is a testament to the continued dedication of our operations teams and the success of our ongoing portfolio optimization efforts," said Whitehead. "With Slabcamp, our sole remaining thermal mine, on pace to close in the summer of next year, our 2022 production guidance reflects the final stage of our transition to a pure-play metallurgical resources company. As we look forward to capitalizing on current market opportunities, 2022 Met segment production is expected to increase slightly over the already-increased full year 2021 guidance level. I'm confident that our teams across the enterprise have the ability to deliver on these ambitious goals we've outlined for the coming year."

During the quarter, a number of key structural milestones were met to add the fourth section at Road Fork 52, putting the project ahead of schedule and allowing the section to begin producing in mid-October. Additionally, the company has recently completed its budget for 2022, and our capital expenditures guidance for next year includes several important projects that will help modernize and strategically improve Alpha's operations and prep plant infrastructure. These upgrades are expected to provide increased efficiency and extend the life of these facilities in return for modest levels of capital investment.

Whitehead commented on the importance of capex projects in 2022: "As we envision what Alpha can do in the next several years, we recognize the critical role that preparation plants play in washing and loading the coal we mine and preparing it for delivery to our customers. In partnership with our sales teams, we aim to maximize these facilities, and we believe modest investment in a few of our plants will allow for additional output and better capabilities for the specific coal qualities we're sending through each facility. Additionally, we plan to begin development on the Cedar Grove No. 3 mine and the Glen Alum mine in the coming year. Both of these locations are adjacent to current Alpha operations in West Virginia, allowing us to leverage existing infrastructure as we expand into these mines. Lastly, we have decided to move ahead with adding a fourth section at our Lynn Branch mine. All together, we see this group of projects as a boost to the organization's future efficiency and effectiveness. Furthermore, we believe we can accomplish each of these in a timely manner and at a very reasonable investment level. Therefore, at the midpoint, our capex guidance for next year includes an increased maintenance capital projection of approximately $120 million dollars to account for inflation, and roughly $55 million to invest in Alpha's future through various projects across the organization."

2021 Full-Year Guidance Adjustments

The company is increasing its 2021 cost of coal sales guidance in light of increased labor costs, inflationary pressure for certain supplies, such as steel used in roof support and diesel fuel, as well as higher royalties and taxes due to higher sales prices. Met segment cost of coal sales are now expected to be between $73.00 per ton and $77.00 per ton. Cost of coal sales for the All Other category is expected to remain in the existing range of $45.00 per ton and $49.00 per ton.

Additionally, with depreciation, depletion and amortization trending lower for the year, we are adjusting DD&A guidance down to a range of $100 million to $110 million from the prior range of $125 million to $145 million.

For 2021, Alpha has committed and priced approximately 96% of its metallurgical coal within the Met segment at an average price of $111.28 per ton and 98% of thermal coal in the Met segment at an average expected price of $55.76 per ton. In the All Other category the company is 90% committed and priced at an average price of $58.33 per ton.

Introducing 2022 Full-Year Guidance

The company is issuing 2022 operating guidance with coal shipments expected to be in the range of 15.4 million tons to 17.0 million tons. Met segment volume is expected to be between 14.8 million to 16.2 million tons. Within the Met segment, pure metallurgical coal shipments for the year are expected to be between 14.0 million to 15.0 million tons, and incidental thermal shipments in this segment are expected to be between 0.8 million to 1.2 million tons. Our guidance range of 0.6 million tons to 0.8 million tons for the All Other category represents production expectations from our last remaining thermal operation, the Slabcamp mine, which is on track to close in the summer of 2022.

For 2022, Alpha has committed and priced approximately 28% of its metallurgical coal within the Met segment at an average price of $195.43 per ton and 88% of thermal coal in the Met segment at an average expected price of $51.56 per ton. In the All Other category the company is 89% committed and priced at an average price of $56.49 per ton.

The company expects 2022 Met segment cost of coal sales per ton to be between $88.00 and $92.00, and costs for our All Other category are expected to be in the range of $58.00 to $62.00 per ton.

SG&A is expected to be in the range of $50 million to $54 million, excluding non-recurring expenses and non-cash stock compensation. Idle operations expense for 2022 is expected to be between $30 million and $40 million. The company expects cash interest expense to be in a range of $40 million to $45 million for 2022. Depreciation, depletion and amortization guidance is anticipated to be between $90 million and $110 million for the year. Our overall 2022 capital expenditures guidance of $160 million to $190 million includes a number of planned upgrades expected to enhance Alpha's longevity and positioning for the future. Lastly, the company expects its tax rate for 2022 to be in the 5% to 15% range.

	2021 Guidance		2022 Guidance
in millions of tons	Low	High	Low	High
Metallurgical	13.0	14.0	14.0	15.0
Thermal	1.3	1.8	0.8	1.2
Met Segment	14.3	15.8	14.8	16.2
All Other	1.3	1.7	0.6	0.8
Total Shipments	15.6	17.5	15.4	17.0

Committed/Priced[1,2,3]	Committed	Average Price	Committed	Average Price
Metallurgical - Domestic		$88.55		$192.29
Metallurgical - Export		$123.02		$226.90
Metallurgical Total	96%	$111.28	28%	$195.43
Thermal	98%	$55.76	88%	$51.56
Met Segment	96%	$105.45	32%	$169.79
All Other	90%	$58.33	89%	$56.49

Committed/Unpriced[1,3]	Committed		Committed
Metallurgical Total	4%		23%
Thermal	—%		—%
Met Segment	4%		21%
All Other	3%		—%

Costs per ton[4]	Low	High	Low	High
Met Segment	$73.00	$77.00	$88.00	$92.00
All Other	$45.00	$49.00	$58.00	$62.00

In millions (except taxes)	Low	High	Low	High
SG&A5	$48	$52	$50	$54
Idle Operations Expense	$24	$30	$30	$40
Cash Interest Expense	$51	$55	$40	$45
DD&A	$100	$110	$90	$110
Capital Expenditures	$88	$98	$160	$190
Tax Rate[6]	—%	5%	5%	15%
Notes:
1.Based on committed and priced coal shipments as of October 29, 2021. Committed percentage based on the midpoint of shipment guidance range.
2.Actual average per-ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per-ton realizations.
3.Includes estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.
4.Note: The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP cost of coal sales per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include freight and handling costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts freight and handling costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. These amounts have historically varied and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results.

5.Excludes expenses related to non-cash stock compensation and non-recurring expenses.
6.Rate assumes no further ownership change limitations on the usage of net operating losses.

Conference Call

The company plans to hold a conference call regarding its third quarter 2021 results on November 5, 2021, at 10:00 a.m. Eastern time. The conference call will be available live on the investor section of the company’s website at https://investors.alphametresources.com/investors. Analysts who would like to participate in the conference call should dial 844-200-6205 (domestic toll-free) or 929-526-1599 (international) approximately 15 minutes prior to start time. Please use the access code 475225 to join the call.

About Alpha Metallurgical Resources

Alpha Metallurgical Resources (NYSE: AMR) is a Tennessee-based mining company with operations across Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Alpha reliably supplies metallurgical products to the steel industry. For more information, visit www.AlphaMetResources.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect Alpha. Except as required by law, Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur.

Investor Contact
InvestorRelations@AlphaMetResources.com

Alex Rotonen, CFA
423.956.6882

Media Contact
CorporateCommunications@AlphaMetResources.com

Emily O’Quinn
423.573.0369

FINANCIAL TABLES FOLLOW

Non-GAAP Financial Measures

The discussion below contains “non-GAAP financial measures.” These are financial measures which either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP” or “GAAP”). Specifically, we make use of the non-GAAP financial measures “Adjusted EBITDA,” “non-GAAP coal revenues,” “non-GAAP cost of coal sales,” “non-GAAP coal margin,” and “Adjusted cost of produced coal sold.” We use Adjusted EBITDA to measure the operating performance of our segments and allocate resources to the segments. Adjusted EBITDA does not purport to be an alternative to net income (loss) as a measure of operating performance or any other measure of operating results or liquidity presented in accordance with GAAP. We use non-GAAP coal revenues to present coal revenues generated, excluding freight and handling fulfillment revenues. Non-GAAP coal sales realization per ton for our operations is calculated as non-GAAP coal revenues divided by tons sold. We use non-GAAP cost of coal sales to adjust cost of coal sales to remove freight and handling costs, depreciation, depletion and amortization - production (excluding the depreciation, depletion and amortization related to selling, general and administrative functions), accretion on asset retirement obligations, amortization of acquired intangibles, net, and idled and closed mine costs. Non-GAAP cost of coal sales per ton for our operations is calculated as non-GAAP cost of coal sales divided by tons sold. Non-GAAP coal margin per ton for our coal operations is calculated as non-GAAP coal sales realization per ton for our coal operations less non-GAAP cost of coal sales per ton for our coal operations. We also use Adjusted cost of produced coal sold to distinguish the cost of captive produced coal from the effects of purchased coal. The presentation of these measures should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

Management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends and to adjust for items that may not reflect the trend of future results by excluding transactions that are not indicative of our core operating performance. Furthermore, analogous measures are used by industry analysts to evaluate the Company’s operating performance. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.

Included below are reconciliations of non-GAAP financial measures to GAAP financial measures.

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Coal revenues	$647,129	$335,189	$1,426,039	$1,089,764
Other revenues	1,712	403	4,330	2,572
Total revenues	648,841	335,592	1,430,369	1,092,336
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	488,169	309,693	1,182,360	979,180
Depreciation, depletion and amortization	24,519	49,236	80,261	143,921
Accretion on asset retirement obligations	6,674	6,737	19,970	19,945
Amortization of acquired intangibles, net	2,980	2,074	9,402	4,466
Asset impairment and restructuring	—	(226)	(561)	53,981
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	15,264	14,501	44,891	42,010
Total other operating loss (income):
Mark-to-market adjustment for acquisition-related obligations	11,676	3,624	18,009	(13,425)
Other income	(457)	(1,310)	(5,290)	(2,023)
Total costs and expenses	548,825	384,329	1,349,042	1,228,055
Income (loss) from operations	100,016	(48,737)	81,327	(135,719)
Other (expense) income:
Interest expense	(17,338)	(18,746)	(53,290)	(56,238)
Interest income	54	376	322	6,874
Equity loss in affiliates	(643)	(1,295)	(1,161)	(3,085)
Miscellaneous income (loss), net	1,812	(131)	5,425	(452)
Total other expense, net	(16,115)	(19,796)	(48,704)	(52,901)
Income (loss) from continuing operations before income taxes	83,901	(68,533)	32,623	(188,620)
Income tax (expense) benefit	(208)	45	(211)	2,200
Net income (loss) from continuing operations	83,693	(68,488)	32,412	(186,420)
Discontinued operations:
Loss from discontinued operations before income taxes	(429)	(149)	(1,067)	(160,326)
Loss from discontinued operations	(429)	(149)	(1,067)	(160,326)
Net income (loss)	$83,264	$(68,637)	$31,345	$(346,746)

Basic income (loss) per common share:
Income (loss) from continuing operations	$4.54	$(3.74)	$1.76	$(10.19)
Loss from discontinued operations	(0.03)	(0.01)	(0.06)	(8.77)

Net income (loss)	$4.51	$(3.75)	$1.70	$(18.96)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$4.43	$(3.74)	$1.73	$(10.19)
Loss from discontinued operations	(0.03)	(0.01)	(0.06)	(8.77)
Net income (loss)	$4.40	$(3.75)	$1.67	$(18.96)

Weighted average shares – basic	18,445,709	18,319,947	18,426,639	18,290,346
Weighted average shares – diluted	18,913,352	18,319,947	18,783,643	18,290,346

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in thousands, except share and per share data)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$78,283	$139,227
Trade accounts receivable, net of allowance for doubtful accounts of $325 and $293 as of September 30, 2021 and December 31, 2020	335,287	145,670
Inventories, net	124,534	108,051
Prepaid expenses and other current assets	31,723	106,252
Current assets - discontinued operations	1,391	10,935
Total current assets	571,218	510,135
Property, plant, and equipment, net of accumulated depreciation and amortization of $436,205 and $382,423 as of September 30, 2021 and December 31, 2020	356,305	363,620
Owned and leased mineral rights, net of accumulated depletion and amortization of $48,968 and $35,143 as of September 30, 2021 and December 31, 2020	449,901	463,250
Other acquired intangibles, net of accumulated amortization of $31,349 and $25,700 as of September 30, 2021 and December 31, 2020	78,547	88,196
Long-term restricted cash	84,001	96,033
Other non-current assets	126,502	149,382
Non-current assets - discontinued operations	9,477	9,473
Total assets	$1,675,951	$1,680,089
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$7,976	$28,830
Trade accounts payable	90,335	58,413
Acquisition-related obligations – current	26,266	19,099
Accrued expenses and other current liabilities	160,732	140,406
Current liabilities - discontinued operations	7,095	12,306
Total current liabilities	292,404	259,054
Long-term debt	497,191	553,697
Acquisition-related obligations - long-term	18,966	20,768
Workers’ compensation and black lung obligations	228,858	230,081
Pension obligations	191,888	218,671
Asset retirement obligations	141,925	140,074
Deferred income taxes	479	480
Other non-current liabilities	29,403	28,072
Non-current liabilities - discontinued operations	26,740	29,090
Total liabilities	1,427,854	1,479,987
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - par value $0.01, 5.0 million shares authorized, none issued	—	—

Common stock - par value $0.01, 50.0 million shares authorized, 20.8 million issued and 18.4 million outstanding at September 30, 2021 and 20.6 million issued and 18.3 million outstanding at December 31, 2020	208	206
Additional paid-in capital	783,781	779,424
Accumulated other comprehensive loss	(98,908)	(111,985)
Treasury stock, at cost: 2.4 million shares at September 30, 2021 and 2.3 million shares at December 31, 2020	(107,800)	(107,014)
Accumulated deficit	(329,184)	(360,529)
Total stockholders’ equity	248,097	200,102
Total liabilities and stockholders’ equity	$1,675,951	$1,680,089

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)

	Nine Months Ended September 30,
	2021	2020
Operating activities:
Net income (loss)	$31,345	$(346,746)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	80,261	154,466
Amortization of acquired intangibles, net	9,402	5,180
Accretion of acquisition-related obligations discount	1,004	2,882
Amortization of debt issuance costs and accretion of debt discount	9,351	11,087
Mark-to-market adjustment for acquisition-related obligations	18,009	(13,425)
Gain on disposal of assets	(5,342)	(2,179)
Asset impairment and restructuring	(561)	221,453
Accretion on asset retirement obligations	19,970	23,806
Employee benefit plans, net	6,685	15,135
Deferred income taxes	(1)	33,011
Stock-based compensation	4,351	4,200
Equity loss in affiliates	1,161	3,085
Other, net	(4,381)	(5,356)
Changes in operating assets and liabilities	(100,681)	(33,566)
Net cash provided by operating activities	70,573	73,033
Investing activities:
Capital expenditures	(60,386)	(118,896)
Proceeds on disposal of assets	7,471	3,131
Purchases of investment securities	(15,474)	(18,618)
Maturity of investment securities	10,508	12,678
Capital contributions to equity affiliates	(4,473)	(3,196)
Other, net	52	68
Net cash used in investing activities	(62,302)	(124,833)
Financing activities:
Proceeds from borrowings on long-term debt	—	57,500
Repurchases of long-term debt	(18,415)	—
Principal repayments of long-term debt	(61,869)	(58,315)
Principal repayments of financing lease obligations	(1,527)	(2,291)
Debt issuance costs	(319)	—
Common stock repurchases and related expenses	(786)	(171)
Net cash used in financing activities	(82,916)	(3,277)
Net decrease in cash and cash equivalents and restricted cash	(74,645)	(55,077)
Cash and cash equivalents and restricted cash at beginning of period	244,571	347,680
Cash and cash equivalents and restricted cash at end of period	$169,926	$292,603

The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Condensed Consolidated Statements of Cash Flows.

	As of September 30,
	2021	2020
Cash and cash equivalents	$78,283	$161,434
Short-term restricted cash (included in prepaid expenses and other current assets)	7,642	7,104
Long-term restricted cash	84,001	124,065
Total cash and cash equivalents and restricted cash shown in the Condensed Consolidated Statements of Cash Flows	$169,926	$292,603

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(Amounts in thousands)

	Three Months Ended			Nine Months Ended September 30,
	June 30, 2021	September 30, 2021	September 30, 2020	2021	2020
Net (loss) income from continuing operations	$(18,590)	$83,693	$(68,488)	$32,412	$(186,420)
Interest expense	17,962	17,338	18,746	53,290	56,238
Interest income	(104)	(54)	(376)	(322)	(6,874)
Income tax expense (benefit)	8	208	(45)	211	(2,200)
Depreciation, depletion and amortization	27,304	24,519	49,236	80,261	143,921
Non-cash stock compensation expense	979	1,188	1,078	4,351	4,200
Mark-to-market adjustment - acquisition-related obligations	3,157	11,676	3,624	18,009	(13,425)
Accretion on asset retirement obligations	6,648	6,674	6,737	19,970	19,945
Asset impairment and restructuring (1)	—	—	(226)	(561)	53,981
Management restructuring costs (2)	—	—	—	—	940
Loss on partial settlement of benefit obligations	—	—	—	—	1,230
Amortization of acquired intangibles, net	2,553	2,980	2,074	9,402	4,466
Adjusted EBITDA	$39,917	$148,222	$12,360	$217,023	$76,002
(1) Asset impairment and restructuring for the nine months ended September 30, 2021 was primarily comprised of a credit to restructuring expense as a result of the strategic actions announced during the second quarter of 2020 and subsequent changes to severance and employee-related benefits. For the three and nine months ended September 30, 2020, asset impairment and restructuring charges were recorded as a result of weakening coal market conditions and the strategic actions with respect to two thermal coal mining complexes.
(2) Management restructuring costs are related to severance expense associated with senior management changes during the three months ended March 31, 2020.

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS

	Three Months Ended June 30, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$376,839	$16,619	$393,458
Less: Freight and handling fulfillment revenues	(64,329)	(117)	(64,446)
Non-GAAP Coal revenues	$312,510	$16,502	$329,012
Tons sold	3,748	273	4,021
Non-GAAP Coal sales realization per ton	$83.38	$60.45	$81.82

Cost of coal sales (exclusive of items shown separately below)	$331,239	$15,524	$346,763
Depreciation, depletion and amortization - production (1)	25,686	1,438	27,124
Accretion on asset retirement obligations	3,377	3,271	6,648
Amortization of acquired intangibles, net	2,635	(82)	2,553
Total Cost of coal sales	$362,937	$20,151	$383,088
Less: Freight and handling costs	(64,329)	(117)	(64,446)
Less: Depreciation, depletion and amortization - production (1)	(25,686)	(1,438)	(27,124)
Less: Accretion on asset retirement obligations	(3,377)	(3,271)	(6,648)
Less: Amortization of acquired intangibles, net	(2,635)	82	(2,553)
Less: Idled and closed mine costs	(4,790)	(3,732)	(8,522)
Non-GAAP Cost of coal sales	$262,120	$11,675	$273,795
Tons sold	3,748	273	4,021
Non-GAAP Cost of coal sales per ton	$69.94	$42.77	$68.09
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended June 30, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$376,839	$16,619	$393,458
Less: Total Cost of coal sales (per table above)	(362,937)	(20,151)	(383,088)
GAAP Coal margin	$13,902	$(3,532)	$10,370
Tons sold	3,748	273	4,021
GAAP Coal margin per ton	$3.71	$(12.94)	$2.58

GAAP Coal margin	$13,902	$(3,532)	$10,370
Add: Depreciation, depletion and amortization - production (1)	25,686	1,438	27,124
Add: Accretion on asset retirement obligations	3,377	3,271	6,648
Add: Amortization of acquired intangibles, net	2,635	(82)	2,553
Add: Idled and closed mine costs	4,790	3,732	8,522
Non-GAAP Coal margin	$50,390	$4,827	$55,217
Tons sold	3,748	273	4,021
Non-GAAP Coal margin per ton	$13.44	$17.68	$13.73
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended September 30, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$625,387	$21,742	$647,129
Less: Freight and handling fulfillment revenues	(128,192)	(18)	(128,210)
Non-GAAP Coal revenues	$497,195	$21,724	$518,919
Tons sold	4,380	348	4,728
Non-GAAP Coal sales realization per ton	$113.51	$62.43	$109.75

Cost of coal sales (exclusive of items shown separately below)	$468,706	$19,463	$488,169
Depreciation, depletion and amortization - production (1)	23,181	1,160	24,341
Accretion on asset retirement obligations	3,408	3,266	6,674
Amortization of acquired intangibles, net	3,063	(83)	2,980
Total Cost of coal sales	$498,358	$23,806	$522,164
Less: Freight and handling costs	(128,192)	(18)	(128,210)
Less: Depreciation, depletion and amortization - production (1)	(23,181)	(1,160)	(24,341)
Less: Accretion on asset retirement obligations	(3,408)	(3,266)	(6,674)
Less: Amortization of acquired intangibles, net	(3,063)	83	(2,980)
Less: Idled and closed mine costs	(4,932)	(2,927)	(7,859)
Non-GAAP Cost of coal sales	$335,582	$16,518	$352,100
Tons sold	4,380	348	4,728
Non-GAAP Cost of coal sales per ton	$76.62	$47.47	$74.47
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended September 30, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$625,387	$21,742	$647,129
Less: Total Cost of coal sales (per table above)	(498,358)	(23,806)	(522,164)
GAAP Coal margin	$127,029	$(2,064)	$124,965
Tons sold	4,380	348	4,728
GAAP Coal margin per ton	$29.00	$(5.93)	$26.43

GAAP Coal margin	$127,029	$(2,064)	$124,965
Add: Depreciation, depletion and amortization - production (1)	23,181	1,160	24,341
Add: Accretion on asset retirement obligations	3,408	3,266	6,674
Add: Amortization of acquired intangibles, net	3,063	(83)	2,980
Add: Idled and closed mine costs	4,932	2,927	7,859
Non-GAAP Coal margin	$161,613	$5,206	$166,819
Tons sold	4,380	348	4,728
Non-GAAP Coal margin per ton	$36.90	$14.96	$35.28
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended September 30, 2020
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$295,376	$39,813	$335,189
Less: Freight and handling fulfillment revenues	(49,742)	(3,015)	(52,757)
Non-GAAP Coal revenues	$245,634	$36,798	$282,432
Tons sold	3,329	636	3,965
Non-GAAP Coal sales realization per ton	$73.79	$57.86	$71.23

Cost of coal sales (exclusive of items shown separately below)	$276,248	$33,445	$309,693
Depreciation, depletion and amortization - production (1)	41,178	7,724	48,902
Accretion on asset retirement obligations	3,800	2,937	6,737
Amortization of acquired intangibles, net	2,535	(461)	2,074
Total Cost of coal sales	$323,761	$43,645	$367,406
Less: Freight and handling costs	(49,742)	(3,015)	(52,757)
Less: Depreciation, depletion and amortization - production (1)	(41,178)	(7,724)	(48,902)
Less: Accretion on asset retirement obligations	(3,800)	(2,937)	(6,737)
Less: Amortization of acquired intangibles, net	(2,535)	461	(2,074)
Less: Idled and closed mine costs	(5,091)	(1,196)	(6,287)
Non-GAAP Cost of coal sales	$221,415	$29,234	$250,649
Tons sold	3,329	636	3,965
Non-GAAP Cost of coal sales per ton	$66.51	$45.97	$63.22
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended September 30, 2020
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$295,376	$39,813	$335,189
Less: Total Cost of coal sales (per table above)	(323,761)	(43,645)	(367,406)
GAAP Coal margin	$(28,385)	$(3,832)	$(32,217)
Tons sold	3,329	636	3,965
GAAP Coal margin per ton	$(8.53)	$(6.03)	$(8.13)

GAAP Coal margin	$(28,385)	$(3,832)	$(32,217)
Add: Depreciation, depletion and amortization - production (1)	41,178	7,724	48,902
Add: Accretion on asset retirement obligations	3,800	2,937	6,737
Add: Amortization of acquired intangibles, net	2,535	(461)	2,074
Add: Idled and closed mine costs	5,091	1,196	6,287
Non-GAAP Coal margin	$24,219	$7,564	$31,783
Tons sold	3,329	636	3,965
Non-GAAP Coal margin per ton	$7.28	$11.89	$8.02
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Nine Months Ended September 30, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$1,362,119	$63,920	$1,426,039
Less: Freight and handling fulfillment revenues	(252,532)	(504)	(253,036)
Non-GAAP Coal revenues	$1,109,587	$63,416	$1,173,003
Tons sold	11,785	1,030	12,815
Non-GAAP Coal sales realization per ton	$94.15	$61.57	$91.53

Cost of coal sales (exclusive of items shown separately below)	$1,125,840	$56,520	$1,182,360
Depreciation, depletion and amortization - production (1)	75,403	4,321	79,724
Accretion on asset retirement obligations	10,170	9,800	19,970
Amortization of acquired intangibles, net	9,749	(347)	9,402
Total Cost of coal sales	$1,221,162	$70,294	$1,291,456
Less: Freight and handling costs	(252,532)	(504)	(253,036)
Less: Depreciation, depletion and amortization - production (1)	(75,403)	(4,321)	(79,724)
Less: Accretion on asset retirement obligations	(10,170)	(9,800)	(19,970)
Less: Amortization of acquired intangibles, net	(9,749)	347	(9,402)
Less: Idled and closed mine costs	(13,325)	(10,215)	(23,540)
Non-GAAP Cost of coal sales	$859,983	$45,801	$905,784
Tons sold	11,785	1,030	12,815
Non-GAAP Cost of coal sales per ton	$72.97	$44.47	$70.68
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Nine Months Ended September 30, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$1,362,119	$63,920	$1,426,039
Less: Total Cost of coal sales (per table above)	(1,221,162)	(70,294)	(1,291,456)
GAAP Coal margin	$140,957	$(6,374)	$134,583
Tons sold	11,785	1,030	12,815
GAAP Coal margin per ton	$11.96	$(6.19)	$10.50

GAAP Coal margin	$140,957	$(6,374)	$134,583
Add: Depreciation, depletion and amortization - production (1)	75,403	4,321	79,724
Add: Accretion on asset retirement obligations	10,170	9,800	19,970
Add: Amortization of acquired intangibles, net	9,749	(347)	9,402
Add: Idled and closed mine costs	13,325	10,215	23,540
Non-GAAP Coal margin	$249,604	$17,615	$267,219
Tons sold	11,785	1,030	12,815
Non-GAAP Coal margin per ton	$21.18	$17.10	$20.85
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Nine Months Ended September 30, 2020
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$974,098	$115,666	$1,089,764
Less: Freight and handling fulfillment revenues	(158,258)	(11,392)	(169,650)
Non-GAAP Coal revenues	$815,840	$104,274	$920,114
Tons sold	9,860	1,907	11,767
Non-GAAP Coal sales realization per ton	$82.74	$54.68	$78.19

Cost of coal sales (exclusive of items shown separately below)	$866,572	$112,608	$979,180
Depreciation, depletion and amortization - production (1)	121,679	21,217	142,896
Accretion on asset retirement obligations	10,887	9,058	19,945
Amortization of acquired intangibles, net	7,875	(3,409)	4,466
Total Cost of coal sales	$1,007,013	$139,474	$1,146,487
Less: Freight and handling costs	(158,258)	(11,392)	(169,650)
Less: Depreciation, depletion and amortization - production (1)	(121,679)	(21,217)	(142,896)
Less: Accretion on asset retirement obligations	(10,887)	(9,058)	(19,945)
Less: Amortization of acquired intangibles, net	(7,875)	3,409	(4,466)
Less: Idled and closed mine costs	(13,191)	(9,544)	(22,735)
Non-GAAP Cost of coal sales	$695,123	$91,672	$786,795
Tons sold	9,860	1,907	11,767
Non-GAAP Cost of coal sales per ton	$70.50	$48.07	$66.86
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Nine Months Ended September 30, 2020
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$974,098	$115,666	$1,089,764
Less: Total Cost of coal sales (per table above)	(1,007,013)	(139,474)	(1,146,487)
GAAP Coal margin	$(32,915)	$(23,808)	$(56,723)
Tons sold	9,860	1,907	11,767
GAAP Coal margin per ton	$(3.34)	$(12.48)	$(4.82)

GAAP Coal margin	$(32,915)	$(23,808)	$(56,723)
Add: Depreciation, depletion and amortization - production (1)	121,679	21,217	142,896
Add: Accretion on asset retirement obligations	10,887	9,058	19,945
Add: Amortization of acquired intangibles, net	7,875	(3,409)	4,466
Add: Idled and closed mine costs	13,191	9,544	22,735
Non-GAAP Coal margin	$120,717	$12,602	$133,319
Tons sold	9,860	1,907	11,767
Non-GAAP Coal margin per ton	$12.24	$6.61	$11.33
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended June 30, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Non-GAAP Cost of coal sales	$262,120	$11,675	$273,795
Less: cost of purchased coal sold	(24,642)	—	(24,642)
Adjusted cost of produced coal sold	$237,478	$11,675	$249,153
Produced tons sold	3,497	273	3,770
Adjusted cost of produced coal sold per ton (1)	$67.91	$42.77	$66.09
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.

	Three Months Ended September 30, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Non-GAAP Cost of coal sales	$335,582	$16,518	$352,100
Less: cost of purchased coal sold	(32,168)	—	(32,168)
Adjusted cost of produced coal sold	$303,414	$16,518	$319,932
Produced tons sold	4,107	348	4,455
Adjusted cost of produced coal sold per ton (1)	$73.88	$47.47	$71.81
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.

	Three Months Ended September 30, 2020
(In thousands, except for per ton data)	Met	All Other	Consolidated
Non-GAAP Cost of coal sales	$221,415	$29,234	$250,649
Less: cost of purchased coal sold	(12,511)	70	(12,441)
Adjusted cost of produced coal sold	$208,904	$29,304	$238,208
Produced tons sold	3,142	636	3,778
Adjusted cost of produced coal sold per ton (1)	$66.49	$46.08	$63.05
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.

	Nine Months Ended September 30, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Non-GAAP Cost of coal sales	$859,983	$45,801	$905,784
Less: cost of purchased coal sold	(75,074)	—	(75,074)
Adjusted cost of produced coal sold	$784,909	$45,801	$830,710
Produced tons sold	11,028	1,030	12,058
Adjusted cost of produced coal sold per ton (1)	$71.17	$44.47	$68.89
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.

	Nine Months Ended September 30, 2020
(In thousands, except for per ton data)	Met	All Other	Consolidated
Non-GAAP Cost of coal sales	$695,123	$91,672	$786,795
Less: cost of purchased coal sold	(65,777)	(832)	(66,609)
Adjusted cost of produced coal sold	$629,346	$90,840	$720,186
Produced tons sold	9,001	1,894	10,895
Adjusted cost of produced coal sold per ton (1)	$69.92	$47.96	$66.10
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.

	Three Months Ended September 30, 2021
(In thousands, except for per ton data)	Tons Sold	Coal Revenues	Non-GAAP Coal sales realization per ton	% of Met Tons Sold
Export - other pricing mechanisms	2,187	$274,328	$125.44	56%
Domestic	1,037	89,231	$86.05	27%
Export - Australian indexed	668	106,125	$158.87	17%
Total Met segment - met coal	3,892	$469,684	$120.68	100%
Met segment - thermal coal	488	27,511	$56.38
Total Met segment Coal revenues	4,380	497,195	$113.51
All Other Coal revenues	348	21,724	$62.43
Non-GAAP Coal revenues	4,728	$518,919	$109.75
Add: Freight and handling fulfillment revenues	—	128,210
Coal revenues	4,728	$647,129